ITEM 6. (A)

                                   EXHIBIT 11

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
             (DOLLARS IN THOUSANDS, EXCEPT FOR NET INCOME PER SHARE)


                                                              NINE MONTHS ENDED
                                                                 SEPTEMBER  30,
                                                              ------------------
                                                                2000       1999
                                                              --------  --------

Net income                                                    $ 20,952  $ 18,151
Less:  Preferred stock dividends                                   127       126
                                                              --------  --------
Net income applicable to common stock                         $ 20,825  $ 18,025

Weighted average common shares outstanding-
   basic and diluted                                           937,341   919,810

Net Income per common share-basic and diluted                 $  22.22  $  19.59